Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT  (this “Agreement”), is made and entered into as of this 19th day of March, 2012 (the “Termination Date”), by and between Aventine Renewable Energy Holdings, Inc., a Delaware corporation (the “Company”), and Ben Borgen (“Executive,” and together with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, Executive serves as the Senior Vice President, Commodity Risk Management of the Company pursuant to an employment agreement dated as of March 15, 2010 (the “Employment Agreement”); and

WHEREAS, Executive will separate from employment with the Company effective as of the Termination Date.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein and in satisfaction of the Company’s obligations to Executive, the Company and Executive agree as follows:

ARTICLE I:           TERMINATION.

Section 1.1             Termination of Employment.  Executive’s employment as the Senior Vice President, Commodity Risk Management of the Company shall terminate effective as of the Termination Date.

Section 1.2             Other Positions.  In connection with the termination of Executive’s employment pursuant to Section 1.1, Executive hereby agrees to resign from any and all other positions he holds with the Company and its affiliates, whether as an officer, director, employee or otherwise and following the Termination Date, Executive shall have no authority to act on behalf of the Company or any of its affiliates.

ARTICLE II:          TERMINATION PAYMENTS AND BENEFITS; EFFECT OF TERMINATION

Section 2.1             Compensation Upon Termination Date.  As soon as practicable, but in no event later than 30 days following the Termination Date, the Company shall (a) pay Executive any accrued but unpaid base salary earned through the Termination Date, (b) reimburse Executive for any business expenses incurred through, but not reimbursed prior to, the Termination Date, (c) pay to Executive a payment for his accrued but unused vacation through the Termination Date, and (d) pay or provide to Executive such vested accrued benefits, if any, as to which Executive may be entitled under the Company’s employee benefit plans and programs applicable to Executive as of the Termination Date (other than any severance pay plan), which shall be paid or provided in accordance with the terms of the applicable plan or program.

Section 2.2             Termination Payment.  Subject to and in consideration of Executive’s execution and non-revocation of the release set forth on Annex A attached hereto, the Company agrees to pay or provide Executive with the payment and benefits set forth in paragraphs 2.2(a) and 2.2(b) below.

(a)           A lump sum payment of $700,000 (the “Termination Payment”) on the date that is thirty (30) days following the Termination Date, subject to the execution (and non-revocation) of the release (the “Payment Date”).

(b)           The Company shall pay the costs of continued group medical, dental, and vision insurance coverage for Executive and his dependents under the plans and programs in which Executive participated immediately prior to the Termination Date, or materially equivalent plans and programs maintained by the Company in replacement thereof, for a period of twelve (12) months following the Termination Date (the “Coverage Period”); provided, that in the event the medical, dental, and vision plans under which Executive and his dependents were receiving benefits immediately prior to the Termination Date, or any applicable replacement plan or program, is not fully-insured, then in lieu of the foregoing, if Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and timely pays the monthly premiums for such COBRA coverage, then the Company shall reimburse Executive during the Coverage Period for the amount of such monthly premium that is in excess of the active employee rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), on a tax grossed-up basis to the extent such monthly premium is taxable to Executive, payable on the first Company payroll date in each month following the Termination Date (collectively, the “COBRA Benefit”).

(c)           Executive has previously vested in 26,666 Restricted Stock Units, which shall be settled on the date that is six (6) months following the Termination Date; provided, that, notwithstanding the foregoing, delivery of shares of Common Stock in respect of settlement of such Restricted Stock Units shall be contingent upon Executive’s delivery of a certified check to the Company for the full amount of the employment and income tax withholding obligation arising in connection with such settlement.  Any unvested Restricted Stock Units held by Executive as of the Termination Date shall be forfeited.

(d)           Executive has previously vested in 42,750 Options, which shall remain exercisable until the Payment Date, and shall terminate as of such date to the extent not exercised.  All unvested Options held by Executive shall terminate as of the Termination Date.

(e)           The Company will deliver to Executive 22,596 shares of Common Stock on the Payment Date.

(f)            All hybrid equity units held by Executive, whether vested or unvested, shall terminate as of the Termination Date.

(g)           Executive acknowledges and agrees that he is not otherwise entitled to the payments and benefits other than as set forth above in this Section 2.2 and that such payments and benefits constitute fair and sufficient consideration for Executive’s execution, delivery to the Company and non-revocation of the release set forth on Annex A.

Section 2.3             Withholding of Taxes.  The Company may withhold from any benefits or compensation payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling. Any withholding amounts due to be withheld under this Agreement shall be withheld from the Termination Payment.

Section 2.4             Benefit Eligibility.  As of the Termination Date (or any earlier termination of employment), Executive shall cease to be eligible to participate in any of the Company’s employee benefit plans for the benefit of employees and officers, other than his right to elect continuation coverage under any group health plan.

Section 2.5             No Other Payments.  Executive acknowledges and agrees that the Company does not owe Executive any wages; compensation; bonuses; deferred compensation; awards; sick pay; personal leave pay; notice pay; severance pay; vacation pay; expense reimbursement; payments, rights, or continued coverage under any medical or other benefit policy or plan or qualified or non-qualified retirement plan; or any other forms of remuneration of any kind or nature, except as provided in this Agreement.

Section 2.6             Nondisclosure of Agreement; Noninterference.  Executive acknowledges and agrees that the existence and terms of this Agreement are highly confidential and could result in material harm to the Company if made known to third parties.  Accordingly, Executive acknowledges and agrees that the existence and terms of this Agreement may only be disclosed by Executive to his spouse and legal and financial advisers who will be informed that they are to keep any and all information regarding this agreement strictly confidential.  Executive further acknowledges and agrees that he shall have no contact or discussions with employees of the Company involving any human resources matters (including, but not limited to, prior, current and future compensation arrangements), which are highly confidential and sensitive and could result in material harm to the Company if made discussed.  In the event that Executive violates any of the provisions of this Section 2.6, Executive shall be required to promptly return the Termination Payment to the Company.  Notwithstanding the foregoing, the parties acknowledge that the Company may be required to disclose certain aspects of this Agreement in accordance with applicable disclosure compliance procedures.

Section 2.7             Survival of  Employment Agreement Provisions.  Sections 10 and 11 of the Employment Agreement shall continue to apply following the Termination Date; provided, that, notwithstanding the foregoing, the provisions of Section 11(a)(iii), Section 11(a)(iv) and Section 11(c) of the Employment Agreement shall not apply to Executive following the Termination Date.

ARTICLE III:  MISCELLANEOUS

Section 3.1             Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address as provided in the signature pages hereto or sent to such other address or facsimile number as each party may furnish to the other in writing from time to time in accordance with this Section 3.1.

Section 3.2             Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York without giving effect to any choice of law principles.

Section 3.3             No Waiver.  No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance in the future.

Section 3.4             Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

Section 3.5             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 3.6             Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 3.7             Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

Section 3.8             No Admission.  This Agreement is not intended, and shall not be construed, as an admission that any of the Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

Section 3.9             Section 409A.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal

Revenue Code of 1986, as amended (together all the regulations and guidance promulgated thereunder, “Section 409A”), or shall comply with the requirements of Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A.  Notwithstanding the foregoing, none of the Company or any of its affiliates or any officer, director, employee, or agent of the Company or any of its affiliates guarantees that this Agreement is exempt from, or complies with, the requirements of Section 409A and none of the foregoing shall be liable for the failure of this Agreement to be exempt from, or to comply with, the requirements of Section 409A.

Section 3.10           Successors; Binding Agreement.

(a)  Company’s Successors.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

(b)  Executive’s Successors.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement.  Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).

Section 3.11           Entire Agreement.  Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof and supersedes all prior all prior agreements of the Parties, including, without limitation, the Employment Agreement. Except as otherwise provided herein, each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s resignation from the Company, that is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the Parties.

Section 3.12           Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile and/or pdf), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Section 3.13           Survival.  The terms of this Agreement shall survive Executive’s cessation of service hereunder to the extent necessary to effectuate the intent thereof.

BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT AND HE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL.  HE SIGNS HIS NAME VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS LEGAL CONSEQUENCES.  EXECUTIVE HEREBY ACCEPTS AND AGREES TO ALL OF THE TERMS OF THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Aventine Renewable Energy Holdings, Inc.

By:	/s/ John Castle
	Name:	John Castle
	Title:	Chief Executive Officer

/s/ Ben Borgen
Ben Borgen

ANNEX A

GENERAL RELEASE

1.                                       Termination of Employment.  Ben Borgen (the “Executive”) acknowledges that he has separated from his employment with Aventine Renewable Energy Holdings, Inc. (together with its successors and assigns the “Company”) and that Executive’s last day of employment is March 19, 2012 (the “Termination Date”).

2.                                       Consideration.  In consideration of the execution and effectiveness and non-revocation of this General Release, within thirty (30) days following the Termination Date, the Company agrees to pay and provide Executive with the payment set forth in Section 2.2 of the Separation Agreement between the Executive and the Company dated March 19, 2012, subject to the occurrence of the Effective Date (as defined below).

3.                                       Full Release.  Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, related parties and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Related Parties”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this General Release, against the Related Parties arising out of or in any way related to Executive’s employment with the Company or the termination of his employment with the Company.  Notwithstanding anything herein to the contrary, this General Release shall not (i) apply to any benefits due to Executive under this General Release; (ii) apply to Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability Executive incurred or might incur as an employee, officer or director of the Company or a fiduciary of any Company benefit plan including, without limitation, Executive’s rights under Section 10 of the Employment Agreement by and among the Company and Executive, dated as of March 15, 2010 (the “Employment Agreement”); (iii) impair any vested benefits Executive may have, as of the Termination Date, under any other employee benefit plans and programs applicable to Executive as of the Termination Date; and (iv) impair your rights to any continuation of medical coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

4.                                       Waiver of Rights Under All Applicable Statutes, Contract And Common Law.  Executive understands that this General Release waives all claims and rights Executive may have under certain applicable federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Americans with Disabilities Amendment Act, the Worker Adjustment and Retraining Notification Act; the Family and

Medical Leave Act, and all other statutes, regulations, contracts, common law, and other laws in any and all jurisdictions.

5.                                       Informed and Voluntary Signature.  No promise or inducement has been made other than those set forth in this General Release.  This General Release is executed by Executive without reliance on any representation by the Company or any of its agents.  Executive states that that he is fully competent to manage his business affairs and understands that he is waiving legal rights by signing this General Release.  Executive hereby acknowledges that he has carefully read this General Release and has had the opportunity to thoroughly discuss the terms of this General Release with legal counsel of his choosing.  Executive hereby acknowledges that he fully understands the terms of this General Release and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.

6.                                       Waiver of Rights Under the Age Discrimination Act.  Executive understands that this General Release, and the release contained herein, waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this General Release is executed.  All or part of the consideration to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this General Release. For a period of seven (7) days following execution of this General Release, Executive may revoke the terms of this General Release by a written document received by the Employer no later than 11:59 p.m. of the seventh day following Executive’s execution of this General Release.  This General Release will not be effective until said revocation period has expired without a revocation by Executive (the “Effective Date”). Executive acknowledges that he has been given up to 21 days to decide whether to sign this General Release. Executive has been advised to consult with an attorney prior to executing this General Release and has been given a full and fair opportunity to do so.

7.                                       Covenant Not To Sue.  Except for an action brought to enforce this General Release or challenge the validity of the ADEA waiver, Executive agrees to refrain from filing or otherwise initiating any action, lawsuit, charge, claim, demand, grievance, arbitration or other legal action against the Company or Related Parties over matters released or waived herein, and agrees that he will refrain from participating in any action, complaint, charge, claim, demand, grievance, arbitration or other legal action initiated or pursued by any individual, group of individuals, partnership, corporation or other entity against Executive and/or the Related Parties over matters released or waived herein, except as required by law.  Notwithstanding the foregoing, nothing in this General Release shall interfere with Executive’s right to file a charge with or participate in an investigation or proceeding by the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.  However, the consideration provided to Executive under this General Release shall be the sole relief provided for the released claims. Executive will not be entitled to recover and Executive agrees to waive any monetary benefits or other recovery in connection with any such charge or proceeding, without regard to who has brought such charge or proceeding.

8.                                       Litigation And Regulatory Cooperation.  Executive shall (a) reasonably cooperate with the Company and/or Related Parties in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company and/or

Related Parties that relate to events or occurrences that transpired while Executive was employed by the Company and (b) reasonably cooperate with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; provided, that the forgoing shall not apply if the interests of the Company and Executive are adverse.  Any request for such cooperation shall take into account Executive’s other personal and business commitments.  For any such cooperation that Executive provides after December 31, 2012, the Company shall pay Executive a per diem fee for such cooperation (calculated as one-fifth the weekly gross Base Salary at the rate in effect immediately prior to the Termination Date), paid on the last day of the month following the month in which such fee was earned.  The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in connection with providing such cooperation, and for legal fees to the extent Executive in good faith reasonably believes that he needs the advice of his own counsel.  Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 8, shall in no way affect Executive’s rights, if any, to be indemnified and/or advanced expenses under law or in accordance with the Company’s by-laws.  Any reimbursement of expenses pursuant to this Section 8 shall be made in the manner set forth in Sections 4(g) and 16(h)(vii) of the Employment Agreement.

9.                                       Reaffirmation of Continuing Obligations Under Employment Agreement And Applicable Law.  Nothing in this General Release is intended to replace, supersede or supplant Executive’s independent and obligations under the Employment Agreement that specifically continue following a termination of his employment.  By executing this General Release, Executive hereby acknowledges and reaffirms all such continuing obligations under the Employment Agreement and applicable law, including but not limited to his obligations set forth in Section 11 of the Employment Agreement, entitled “Restrictive Covenants.”  These obligations include, without limitation, Executive’s agreements concerning Confidential Information, non-competition and non-solicitation.

10.                                 No Admission of Liability.  This General Release shall not in any way be considered or construed as an admission by the Company of any improper actions or liability whatsoever as to Executive or any other person.

11.                                 Miscellaneous.

(a)                                  This General Release shall be governed in all respects by the laws of the State of New York without regard to the principles of conflict of law.

(b)                                 In the event that any one or more of the provisions of this General Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this General Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c)                                  This General Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)                                 The paragraph headings used in this General Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this General Release.

(e)                                  This General Release and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive.

(f)                                    This General Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of the Related Parties and the Releasors and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Related Parties and the Releasors.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this General Release on this date(s) set forth below.

Aventine Renewable Energy Holdings, Inc.

By:	/s/ John Castle
Name:	John Castle
Title:	Chief Executive Officer

Date:	3/19/2012

Executive

/s/ Ben Borgen
Ben Borgen

Date:	3/19/2012